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                                                                    Exhibit 99.2


For Further Information:

AT THE COMPANY
William S. Papazian
Executive Vice President
602-667-0670

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FOR IMMEDIATE RELEASE
May 16, 2000

                   CAPITAL GAMING INTERNATIONAL, INC. REPORTS
                           ON FINANCIAL RESTRUCTURING

Phoenix, Arizona - Capital Gaming International, Inc. (the "Company") (OTC:
CGMI) today reported the successful completion of negotiations with U.S. Bank Trust National Association, as Indenture Trustee of the Company's Senior Secured Notes due 2001 ("Senior Secured Notes"), the holders of approximately 84% of the Senior Secured Notes and the holders of approximately 70% of the Company's equity interests regarding the economic terms of a voluntary financial restructuring of the Company. As contemplated by these negotiations, the Company and its Indenture Trustee yesterday commenced reorganization proceedings and filed a jointly proposed Plan of Reorganization in the United States Bankruptcy Court for the District of New Jersey (the "Court").

The Company further reported that its decision to restructure its balance sheet was consistent with the aggressive posture it was taking with respect to actively pursuing new gaming opportunities for the Company's subsidiaries. The Company reported that by de-leveraging the Company by converting its Senior Secured Notes to a cash payment and equity, the financial reorganization will eliminate the uncertainty created by the existing debt structure which provides for a balloon payment of $18,480,000 in principal on the Senior Secured Notes when they become due in May 2001, provide the Company needed flexibility for investing in and raising capital for future new gaming projects and provide the Company with competitive advantages against larger and better capitalized competitors. The Company further reported that no changes in control or in management is expected to occur in connection with its financial restructuring. The Company anticipates having its Plan of Reorganization confirmed by the Court within the next 60 to 90 days.

The Company has interests in two wholly-owned subsidiaries, Capital Gaming Management, Inc. and Capital Development Gaming Corp. Yesterday's filing does not involve the Company's subsidiaries and the Company does not anticipate any need for a restructuring at the subsidiary level.

The Company further reported that prior to yesterday's filings, it had remained current on all outstanding interest payments on its Senior Secured Notes since March 1997, which totaled approximately $6,829,900. In connection with the Plan of Reorganization, the Company also reported that it is anticipated that the holders of its Senior Secured Notes would receive approximately $9 million in cash, and equity, in exchange for the Senior Secured Notes.

Based in Phoenix, Arizona, the Company is a multi-jurisdictional casino development and management company with interests in Native American gaming markets.